EXHIBIT 10.5

COMMERCIAL LEASE

THIS COMMERCIAL LEASE (this “Lease”) is made effective as of the 11th day of January, 2013 (the “Effective Date”), between LIBERTY PROPERTY HOLDINGS, INC., a Delaware corporation (“Landlord”), and STARZ, LLC, a Delaware limited liability company (“Tenant”).

1.                                      Premises.  In consideration of the payment of Rent (defined below) and the keeping and performance by Tenant of the covenants and agreements hereinafter set forth, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Leased Premises (defined below), together with a nonexclusive right in common with Landlord and its designees to use the Common Areas (defined below).  The “Leased Premises” is the entirety of the office building, with the exception of the Reserved Premises (defined in Paragraph 21.A below) (excluding the Reserved Premises, the “Building”), parking garage (the “Parking Garage”) and other improvements located on the real property and the real property more particularly described on Exhibit A-1 and generally depicted on Exhibit A-2, attached hereto and by this reference incorporated herein (the “Property”), and located at 8900 Liberty Circle, Englewood, Colorado 80112. The Common Areas means the areas, property, improvements, facilities and other amenities more particularly described on Exhibit B, attached hereto and by this reference incorporated herein (the “Common Areas”).

2.                                      Term.

A.                                    Initial Term.  The term of this Lease will be for approximately 10 years, commencing on January 11, 2013 (the “Commencement Date”), and ending on December 31, 2023 (the “Expiration Date”), unless extended or sooner terminated pursuant to this Lease (the “Lease Term”).

B.                                    Extension Terms.  Tenant will have the right to extend the Lease Term (each, an “Extension Option”) for four additional periods of five years each commencing on the day following the last day of the initial Lease Term or any Extension Term (defined below) and ending on the day before the fifth anniversary of such date (each, an “Extension Term”), if:

(1)                                 Landlord receives notice of exercise (“Initial Extension Notice”) not less than 12 full calendar months prior to the expiration of the initial Lease Term or any then applicable Extension Term and not more than 18 full calendar months prior to the expiration of the initial Lease Term or any then applicable Extension Term; and

(2)                                 Tenant is not in material default under this Lease beyond any applicable notice and cure periods at the time that Tenant delivers its Extension Notice or at the time Tenant delivers its Binding Notice (as defined below); and

(3)                                 Except with respect to a Permitted Transfer (defined below), no part of the Leased Premises is sublet at the time that Tenant delivers its Initial Extension Notice or at the time Tenant delivers its Binding Notice; and

(4)                                 Except with respect to a Permitted Transfer, the Lease has not been assigned prior to the date that Tenant delivers its Initial Extension Notice or prior to the date Tenant delivers its Binding Notice.

The initial Base Annual Rent rate per rentable square foot for the Leased Premises during each Extension Term will be the lesser of (a) the Prevailing Market (hereinafter defined) rate per rentable square foot for the Building or (b) the Base Annual Rent in effect for the last year of the then applicable Lease Term plus the CPI Increase (defined below).  Base Annual Rent during the Extension Term will increase in accordance with the increases assumed in the determination of Prevailing Market rate.  Base Annual Rent attributable to the Leased Premises will be payable in monthly installments in accordance with the terms and conditions of Article 3 of this Lease.

The “Prevailing Market” rate will be determined as set forth below.  Within 15 days after receipt of Tenant’s Initial Extension Notice, Landlord will advise Tenant of the applicable Base Annual Rent rate for the Leased Premises for the Extension Term.  Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Base Annual Rent rate for the Extension Term, will either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Extension Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”).  If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15-day period, Tenant’s Extension Option will be null and void and of no further force and effect.  If Tenant provides Landlord with a Binding Notice, Landlord and Tenant will enter into the Extension Amendment (as defined below) upon the terms and conditions set forth herein.  If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant will work together in good faith to agree upon the Prevailing Market rate for the Leased Premises during the Extension Term.  Upon agreement, Tenant will provide Landlord with Binding Notice and Landlord and Tenant will enter into the Extension Amendment in accordance with the terms and conditions hereof.

C.                                    Market Rate. If Landlord and Tenant have not agreed on the Prevailing Market rate within 30 days after Tenant’s Initial Extension Notice, then the Prevailing Market rate will be 100% of the then-fair market rental value of the Leased Premises as determined below.  The “then-fair market rental value of the Leased Premises” means the amount that a landlord under no compulsion to lease the Leased Premises and a tenant under no compulsion to lease the Leased Premises would determine as rent for the Extension Term as of the commencement of such Extension Term, taking into consideration the uses permitted under this Lease, the quality, size, design, tenant finish, brokerage commissions, and location of the Leased Premises, and the rent for comparable office buildings located in the area.  Landlord and Tenant will each appoint a real estate appraiser with at least 10 years’ full time commercial appraisal experience in the area in which the Leased Premises are located to appraise the then-fair market rental value of the Leased Premises.  If either Landlord or Tenant does not appoint an appraiser within 10 days after the other has given notice of the name of its appraiser, the single appraiser appointed will be the sole appraiser and will set the then-fair market rental value of the Leased Premises.  If two appraisers are appointed pursuant to this paragraph, they will meet promptly and attempt to set the then-fair market rental value of the Leased Premises.  If they are unable to agree within 30 days after the second appraiser has been appointed, they will attempt to elect a third appraiser meeting the qualifications stated in this paragraph within 10 days after the last day the two appraisers are given to set the then-fair market rental value of the Leased Premises.  If they are unable to agree on the third appraiser, either Landlord or Tenant, by giving 10 days’ prior notice to the other, can apply to the then presiding Judge of the County Court in which the Leased Premises is located for the selection of a third appraiser who meets the qualifications stated in this paragraph.  Landlord and Tenant will bear one-half of the cost to appoint a third appraiser and one-half of the cost of the third appraiser’s fee.  The third appraiser, however selected, must be a person who has not previously acted in any capacity for either Landlord or Tenant.  Within 30 days after the selection of the third appraiser, the majority of the appraisers will set the then-fair market rental value of the Leased Premises.  If a majority of the appraisers are unable to set the then-fair market rental value of the Leased Premises within 30 days after selection of the third appraiser, the two appraisals that are closest in value will be averaged and the average will be the then-fair market rental value of the Leased Premises.

D.                                    Extension Amendment.  If Tenant is entitled to and properly exercises its Extension Option, Landlord will prepare an amendment (the “Extension Amendment”) to reflect changes in the Base Annual Rent, the Lease Term and other appropriate terms.  The Extension Amendment will be sent to Tenant within a reasonable time after receipt of the Binding Notice and Tenant will execute and return the Extension Amendment to Landlord within 15 days after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Extension Term as described herein, an otherwise valid exercise of the Extension Option will be fully effective whether or not the Extension Amendment is executed.

E.                                     Definition of Prevailing Market.  For purposes of this Lease, “Prevailing Market” will mean the arms length fair market annual rental rate per rentable square foot under leases, renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Leased Premises in the Building or similar buildings in the area operated in substantially the same manner as the Leased Premises.  The determination of Prevailing Market will take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs, tenant improvement allowances, brokerage commissions, age of the Building, existing tenant finishes and construction standards of the Building and other concessions and factors and the manner in which operating expenses, maintenance, repair, replacement, insurance and taxes are allocated under this Lease as compared to similar leases used in such calculation.  The determination of Prevailing Market will also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under this Lease.

3.                                      Base Annual Rent.  Tenant will pay base annual rent, payable in advance in equal monthly installments on the first day of each and every month of the Lease Term, in an amount equal to $12 per rentable square foot for the Building, which rentable area of the

Building is, for all purposes under this Lease, presumed and deemed to be 280,000 rentable square feet, resulting in a base annual rent during the first year of the Lease Term of $3,360,000 payable in equal monthly installments of $280,000 (“Base Annual Rent”).  The installment of Base Annual Rent for any partial month of the Lease Term hereof will be prorated based upon the number of days during such month.

Base Annual Rent will be automatically increased on the first day of the first month following each anniversary date of the Commencement Date in an amount equal to the percentage increase in the U.S. Department of Labor Consumer Price Index All Items, All Urban Consumers Denver-Boulder-Greeley (“CPI”) for the same period (the “CPI Increase”).  Base Annual Rent will not decrease, notwithstanding any decrease in CPI for the same period.  The installment of Base Annual Rent for any partial month of the Lease Term hereof will be prorated based upon the number of days during such month.  All Base Annual Rent, Additional Rent (defined below) and other rentals or sums due hereunder (collectively, “Rent”) will be paid in advance without notice, abatement, deduction or set-off at the office of Landlord or to such other person or at such other place as Landlord may designate in writing.

4.                                      Payment of Operating Expenses and Common Area Expenses.  Tenant understands that this is an absolutely “triple-net” lease to Landlord, and, except as expressly set forth in this Lease, Tenant will be solely responsible for all costs and expenses, maintenance, repairs, replacements and alterations in any way, directly or indirectly, relating to the Leased Premises, excluding the Common Areas.

A.                                    Operating Expenses. Tenant will be responsible for operating, maintaining, repairing and replacing the Leased Premises (except as otherwise expressly allocated to Landlord under this Lease) and for the timely payment of all Operating Expenses, defined below, relating to the Leased Premises, including without limitation the Building, the Parking Garage, and the Property, and the parties agree that except as otherwise expressly set forth herein, Landlord will have no obligation regarding payment of all or any portion of the Operating Expenses.  For purposes of this Lease, “Operating Expenses” will mean all expenses of any kind or nature which are necessary, ordinary or customarily incurred, directly or indirectly, in connection with the use, operation, maintenance, replacement or repair of all or any portion of the Leased Premises and all improvements located thereon.  Operating Expenses will also include without limitation:

(1)                                 All applicable real property and personal property taxes and assessments by any governmental or quasi-governmental authority and all association general and special assessments in each case attributable to the Leased Premises, including without limitation the Building, the Parking Garage, the Property and any personal property located therein or thereon.  The foregoing will include any taxes, assessments, surcharges, or service or other fees of a nature not presently in effect which will hereafter be levied on the Leased Premises as a result of the use, ownership or operation of the Leased Premises or for any other reason, whether in lieu of or in addition to any current real estate taxes and assessments.  Expenses incurred for tax consultants and in contesting the amount or validity of any such taxes or assessments will be included in such computations.  Assessments will include any and all so-called special assessments, license tax, business license fee, business license tax, commercial rental tax, levy, charge or tax, imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, water, drainage or other improvement or special district thereof, against the Leased Premises, or the Building, or against any legal or equitable interest of Landlord therein.  (All of the foregoing will be collectively referred to herein as “Taxes”.)  Taxes and assessments will exclude, without limitation, any net income, franchise, gift, estate, inheritance, payroll, gross receipts, corporation, capital levy, excess profits or similar taxes by any taxing authority, any taxes related to Landlord’s business interests by any taxing authority, and any taxes associated with valuation of Landlord by any taxing authority.

(2)                                 Costs of maintenance, repairs and replacements to the Leased Premises, including without limitation the Building, the Parking Garage, the Property and all improvements thereon, including without limitation capital repairs and replacements, costs under mechanical and maintenance contracts, and maintenance, repairs and replacements of equipment used in connection with such maintenance and repair work, and costs of maintenance, repair and replacement of landscaping, trees, drives, signs, snow removal, paving and lighting, and costs of maintenance, repairs and replacements of the Building (including without limitation the roof, foundation and structure), all Building systems, the Parking Garage (including without limitation the roof, foundation and structure) and all parking areas.

(3)                                 Insurance premiums, including commercial general liability and all-risk property damage coverage for the Building, the Parking Garage and all other improvements on the Property, pollution coverage for the UST (defined below) and any other insurance carried by Tenant or Landlord on the Leased Premises or any component parts thereof in accordance with Paragraph 14 below.

(4)                                 The costs of capital improvements, repairs and replacements and structural repairs and replacements to the Leased Premises, including without limitation the Building, the Parking Garage and other improvements.

B.                                    Common Area Expenses.  Landlord will be responsible for operating, repairing and replacing the Common Areas, at Landlord’s sole cost and expense, and for the timely payment of all Common Area Expenses (defined below) relating to the Common Areas.  For purposes of this Lease “Common Area Expenses” will mean all expenses of any kind or nature which are necessary, ordinary or customarily incurred, directly or indirectly, in connection with the use, operation, maintenance, replacement or repair of all or any portion of the Common Areas and all improvements located thereon.  Common Area Expenses will also include without limitation:

(1)                                 All Taxes attributable to the Common Areas and any improvements thereon.

(2)                                 Costs of maintenance, repairs and replacements to the Common Areas, including without limitation any improvements thereon, including without limitation capital repairs and replacements, costs under maintenance contracts, and maintenance, repairs and replacements of equipment used in connection with such maintenance and repair work, and costs of maintenance and replacement of landscaping, snow removal, trees, drives, signs, paving and lighting.

(3)                                 Insurance premiums, including commercial general liability and all-risk property damage coverage for any improvements on the Common Areas, pollution coverage and any other insurance carried by Landlord on the Common Areas or any component parts thereof.

(4)                                 The costs of all services and utilities, including without limitation the cost of maintenance, services and utilities related to the “fiber loop” to the extent located in the Common Areas.

(5)                                 The costs of capital improvements and structural repairs and replacements to the Common Areas and other improvements within the Common Areas.

C.                                    Payment of Taxes.  During the Term, Landlord shall promptly pay all Taxes incurred in connection with the Leased Premises when due, so as to avoid any fine, lien or other penalty for late payment.  Promptly following the receipt of the actual bill for the Taxes, Landlord shall provide a true and correct copy of the tax bill to Tenant and shall notify Tenant of the amount of the Taxes payable by Tenant for its proportionate share attributable to the Leased Premises which will be allocated between the parties in an equitable manner consistent with past practices.  An example of the allocation of Taxes is set forth on Exhibit F, attached hereto and by this reference incorporation herein.  Tenant shall pay to Landlord, as Additional Rent, the amount payable by Tenant no later than the later of (i) 30 days after receipt of the tax bill from Landlord, or (ii) 30 days prior to the date such Taxes are due.  Landlord shall reimburse Tenant for any Taxes paid by Tenant covering any period of time after the Lease Term.  The parties agree to reasonably and equitably adjust the Taxes calculations if any additional improvements, alterations, or buildings are built on the tax lot or the tax lot is subdivided or otherwise changed.

D.                                    Payment of Property Insurance.  During the Term, unless otherwise mutually agreed between Landlord and Tenant, Landlord shall promptly pay all insurance as provided in Paragraph 14.B below.  Landlord shall furnish to Tenant applicable documentation and computations of the cost of such insurance allocated to the Building, the Parking Garage and any other improvements and other property of Landlord on the Leased Premises, prepared by Landlord’s insurance agents or advisors.  Tenant shall pay to Landlord, as Additional Rent, the amount payable by Tenant for such insurance within 30 days after receipt of sufficient documentation from Landlord of the amount due from Tenant.  Landlord shall reimburse Tenant for any such insurance paid by Tenant covering any period of time after the Lease Term.

5.                                      Additional Rent.  In addition to Base Annual Rent, Tenant will pay Additional Rent (defined below), which will also be Rent under this Lease and will be due and payable in the same manner as Base Annual Rent under this Lease.  “Additional Rent” means all monetary amounts payable under this Lease from Tenant to Landlord, including without limitation Tenant’s share of Taxes and insurance in accordance with Paragraph 4 above.  Any unforeseen expenses that benefit the Leased Premises and that are not addressed in this Lease will be allocable to and paid for by Tenant.

6.                                      Parking.  Except as described in the following sentence, Tenant will have the nonexclusive right, in common with Landlord, to use (a) the surface and visitor parking spaces and (b) the Parking Garage on the Property.  Landlord will be allocated five contiguous-assigned parking spaces in the Parking Garage for its exclusive use, all of which will be in a location as reasonably agreed by Tenant and Landlord.  Tenant will have the non-exclusive right to use, in common with Landlord, all other parking spaces in the Parking Garage.  Both Landlord’s and Tenant’s personnel and invitees will have access to the Parking Garage and the surface and visitor parking spaces through the Leased Premises.  There will be no charge for parking to either Landlord or Tenant.

7.                                      Character of Occupancy.  The Leased Premises are to be used only for general office purposes and broadcast operations and related and ancillary purposes (including but not limited to cafeterias, exercise facilities, executive kitchens, infrastructure for broadcast operations, such as satellite dishes, data, telecommunications and computer rooms, broadcast booths, generators, and underground storage tanks) and such other uses which are consistent with Tenant’s use of the Leased Premises immediately prior to the date of this Lease.  The Leased Premises must at all times be used as a single-tenant building serving only Tenant and any Permitted Transferees (defined in Paragraph 16 below).  The Leased Premises may not be used as a multi-tenant building or multi-tenant facility occupied by unrelated Affiliates (defined in Paragraph 16 below).  The Leased Premises may be used for no other purposes without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  Tenant will not commit waste or suffer or permit waste to be committed, nor will Tenant permit any nuisance in or on the Leased Premises.  Tenant will not use the Leased Premises or permit anything to be done in or on the Leased Premises which will in any way conflict with any, and Tenant will at all times comply with all, applicable laws, statutes, ordinances or governmental rules or regulations now in force or hereafter enacted or promulgated and all matters of record.

8.                                      Quiet Enjoyment.  On the condition Tenant is not in material default under this Lease beyond applicable notice and cure periods, Landlord agrees to warrant and defend Tenant in the quiet enjoyment and possession of the Leased Premises during the Lease Term against all matters arising by, through or under Landlord, subject to all matters of record on the date hereof and as otherwise provided in this Lease.

9.                                      Services and Utilities.  Tenant, at its sole cost and expense, will provide, arrange and pay for (a) janitorial, security and reception area services to the Leased Premises, and (b) telephone, electricity, gas, water, heating, air-conditioning, lighting, power, elevator, trash disposal, other utilities, services and ventilation to the Leased Premises, and (c) landscaping, window washing, snow removal and other services to the Leased Premises, for which Tenant will arrange to be billed separately and in all cases above in such a manner, condition and at such times (y) consistent with the manner in which the Leased Premises have been maintained prior to the date of this Lease as a “Class A” property, and (z) in accordance with any applicable covenants, rules, guidelines, requirements or policies of all applicable governmental or quasi-governmental bodies, including without limitation the Meridian International Business Center design guidelines, covenants and other requirements (collectively, the “Building Standard”).  Any such expenses that are not the subject of separate billing will be reasonably allocated between the parties based on usage.  Tenant agrees that Landlord will not be liable to Tenant for the failure of any heating, air conditioning, elevator, electrical, janitorial, lighting or other services at any time except to the extent of the gross negligence or willful misconduct of Landlord, its agents or employees, and that, except as expressly provided above, all such services and obligations rest solely with Tenant.  In the event of any interruption, reduction or discontinuance of services (either temporarily or permanently), Landlord will not be liable for damages to persons or property as a result thereof, except to the extent of the gross negligence or willful misconduct of Landlord, its agents or employees, nor will the occurrence of any such event in any way be construed as an eviction of Tenant.

10.                               Maintenance, Repairs, Alterations and Additions.

A.                                    Tenant Repairs.  Tenant, at its sole cost and expense, will be responsible for all repairs, maintenance and replacements to the Leased Premises, including without limitation the Building, the Parking Garage and the Property and further including without limitation any structural repairs, the roof and the foundation (collectively all such maintenance, repairs and replacements, “Repairs”), except to the extent of the gross negligence or willful misconduct of Landlord, its agents or employees.  Landlord and Tenant acknowledge and agree that Tenant’s obligations and responsibilities for Repairs includes without limitation (i) any and all pre-existing conditions and past problems at the Leased Premises, (ii) all structural issues, construction defects, improper drainage issues and any and all other conditions of the Leased Premises, and (iii) those matters more particularly set forth on Exhibit C, attached hereto and by this reference incorporated herein.  Tenant will be responsible for all repairs, maintenance and replacements of Tenant’s personal property and betterments and Tenant’s fixtures installed or located in the Leased Premises.  Tenant will, at Tenant’s sole cost and expense, maintain the Leased Premises in good order, condition and repair, including, without limitation, all ceilings, walls and floors, all doors and plate glass windows, furnishings installed within or on the Leased Premises, and all equipment installed by or at the expense of Tenant or Landlord, all elevators, plumbing, heating, ventilating, electrical and lighting facilities and fixtures, all landscaping, parking lots, fences and signs located within or on the Leased Premises and all signs of Tenant located on the Common Areas, and all structural components of the Leased Premises, the foundations, all parking lots and garages, and the roof of the Building and the Parking Garage and other improvements, normal wear and tear and damage by insured casualty or condemnation excepted.  Tenant understands and acknowledges that except as expressly provided in Paragraph 14.D below (a) Tenant is absolutely and solely responsible for all maintenance, repair and replacements to the Leased Premises, including without limitation all components thereof (including without limitation the Building and the Parking Garage and other improvements), and (b) this Lease is a net lease to Landlord and Landlord has no maintenance, repair, restoration, alteration or reconstruction obligations hereunder in any way whatsoever, except as expressly set forth and allocated to Landlord in this Lease.  Any Repairs that (i) affect any Building systems (including without limitation, electrical, gas, plumbing, HVAC and elevators) (“Building Systems”), the roof of the Building or the Parking Garage, the foundation of the Building or the Parking Garage or are structural in nature or (ii) cost $250,000 or more in any one instance or in a series of instances related to the same Repair can only be made after first receiving the prior written consent of Landlord, and Tenant will immediately notify Landlord of any such matter, which consent will be granted or withheld in Landlord’s reasonable discretion, and which consent may be conditioned upon such requirements as Landlord may deem necessary in its reasonable discretion, including without limitation the insurance carried by such contractor.  The Leased Premises will at all times be maintained and all Repairs will at all times be equal to or better than the Building Standard.  All Repairs made to the Leased Premises by Tenant will become the property of Landlord.

B.                                    Tenant’s Failure to Repair.  In the event that Tenant fails to maintain the Leased Premises in good order, condition and make Repairs as required in Paragraph A above, Landlord will give Tenant prior written notice to do such acts as are reasonably required to so maintain the Leased Premises.  In the event that Tenant fails to commence such work within 30 days after written notice from Landlord, and diligently prosecute it to completion, then, upon an additional five days’ written notice to Tenant and Tenant’s continued failure to commence such work, Landlord will have the right, but will not be obligated, to do such acts and expend such funds at the expense of Tenant as are reasonably required to perform such work and shall use commercially reasonable efforts to not damage, inconvenience or interfere with Tenant’s use of the Leased Premises as a result of performing any such work.  Provided that Landlord complies with the foregoing and except to the extent of the gross negligence or willful misconduct of Landlord, its agents or employees, Landlord will have no liability to Tenant for any damage, inconvenience or interference with Tenant’s use of the Leased Premises as a result of performing any such work.

C.                                    Alterations.  Tenant will have the limited right to make alterations, additions and installations to the Leased Premises (collectively all such alterations, additions and installations, “Alterations”) at its own expense, from time to time during the Lease Term, provided that Tenant has received the prior written consent of Landlord for any Alterations that (i) affect any Building Systems, the roof of the Building or the Parking Garage, the foundation of the Building or the Parking Garage or (ii) cost $250,000 or more in any one instance or in a series of instances related to the same Alterations, which consent will be granted or withheld in Landlord’s reasonable discretion; provided, however, that Tenant may install trade fixtures, including infrastructure necessary for broadcast operations, racking, security and telecommunication systems, without reference to such monetary limits or consent requirements; and provided, further, that Tenant complies with the reasonable and customary requirements of Landlord as provided in Paragraph D below.  Tenant will immediately notify Landlord of any such matter.  Notwithstanding anything herein to the contrary, Tenant will make no structural Alterations to the Leased Premises without obtaining the prior written consent of Landlord, which consent will be in Landlord’s sole discretion, which consent may be granted, withheld or conditioned upon such requirements as Landlord may deem necessary in its sole discretion.  All Alterations will at all times be made to a standard that is equal to or better than the Building Standard.  All Alterations made to the Leased Premises by Tenant will become the property of Landlord upon surrender of the Leased Premises unless Landlord elects, by written notice to Tenant prior to the expiration of the Lease Term, to require Tenant to remove such items upon Tenant’s surrender of the Leased Premises, in which case Tenant will, at its sole expense, prior to surrender of the Leased Premises, remove such items and restore any damage to the Leased Premises unless otherwise agreed to in writing by Landlord.

D.                                    Requirements for Repairs and Alterations.  All Repairs and Alterations will be performed only by licensed and bonded contractors or mechanics who have previously performed work at the Leased Premises or who are reasonably approved by Landlord, and in a good and workmanlike manner, and Tenant shall, at its expense, obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies.  In addition, with respect to Repairs and Alterations that require Landlord’s consent, Tenant (i) shall submit to Landlord detailed plans and specifications for such proposed Repairs or Alterations and shall not commence any such Repairs or Alterations without first obtaining Landlord’s written approval of such plans and specifications, and (ii) shall furnish to Landlord copies of such certificates issued by insurance companies qualified to do business in the State of Colorado, evidencing that worker’s compensation and commercial general liability insurance, all in amounts, with companies and on forms reasonably satisfactory to Landlord, are in full force and effect and maintained by all contractors and subcontractors engaged by Tenant to perform such Repairs or Alterations.  All such policies will name Landlord and any lenders or ground lessors of Landlord of which Landlord has given Tenant written notice as insured and loss payee.  Each such policy and certificate will provide that the insurance policy may not be canceled or modified without 30 days’ prior written notice to Landlord.  Further, Tenant will post notices in the Leased Premises and on the Building (for the benefit of Landlord) in locations which will be visible by persons performing any work on the Leased Premises stating that Landlord is not responsible for the payment for such work and setting forth such other information as Landlord may deem necessary.

E.                                     Compliance with Laws.  From and after the Commencement Date, Tenant will, at its sole cost and expense, (1) comply with all applicable laws, ordinances, rules, regulations or requirements of any municipal or other governing body or other lawful authorities having jurisdiction over the Leased Premises and all covenants and other agreements of record, including without limitation all environmental laws, rules, regulations and ordinances and the Americans with Disabilities Act (“ADA”) and the rules and regulations promulgated thereunder (collectively, “Governmental Requirements”), and with any certificate of occupancy issued for the improvements on the Leased Premises, in any way relating to or affecting the condition, use or occupancy of the Leased Premises; and (2) take all proper and necessary action to cause the Leased Premises, including all Repairs, Alterations and improvements thereto, to be maintained, constructed, used and occupied in compliance with applicable Governmental Requirements, and to ensure continued compliance with all applicable Governmental Requirements of the Leased Premises throughout the Lease Term.  Tenant, at its sole cost and expense, will also perform any work required under any applicable Governmental Requirements to be performed in the Building, the Parking Garage and the Leased Premises, and the same shall be treated as Repairs under Paragraph A above.

F.                                      Landlord Repairs.  Landlord, at its sole cost and expense, shall operate, repair, maintain and replace the Common Areas and Reserved Premises, including without limitation any capital repairs and replacements, structural repairs to the Common Areas and snow removal (but expressly excluding any signage of Tenant located on the Common Areas) (collectively all such maintenance, repairs and replacements, “Landlord Repairs”), except to the extent arising from the gross negligence or willful misconduct of Tenant, its agents or employees.  Landlord will, at Landlord’s sole cost and expense, maintain the Common Areas and Reserved Premises in good order, condition and repair, including, without limitation, all furnishings and equipment installed within or on the Common Areas and Reserved Premises, and all roadways, landscaping, trees, drives, signs (but expressly excluding Tenant’s signs), paving and lighting located within or on the Common Areas.

11.                               Entry by Landlord.  In addition to Landlord’s reserved rights set forth in Paragraph 21 below, Landlord and its agents will have the right to enter the Leased Premises at all reasonable times from 7:00 a.m. to 6:00 p.m., Monday through Friday excluding holidays, and when accompanied by an employee of Tenant, in such manner as to cause as little disturbance to Tenant as reasonably practicable (a) upon not less than two business days’ notice in the absence of an emergency in order to inspect the Leased Premises, (b) upon not less than two business days’ notice to show the Leased Premises to prospective purchasers, lenders or ground lessors, (c) upon not less than two business days’ notice to show the Leased Premises to prospective tenants during the last year of the Lease Term (provided Tenant has not exercised an Extension Option), and (d) in connection with the rights reserved by Landlord elsewhere in this Lease.  Landlord and its agents will have the right to enter the Leased Premises at any time in the case of emergency, in which case Landlord shall notify Tenant thereof as soon as practicable, including as contemplated by the emergency procedures in place between Landlord and Tenant prior to execution of this Lease, as such procedures may be modified from time to time as reasonably agreed between Landlord and Tenant.  If Tenant is not personally present to open and permit entry into the Leased Premises at any time when such entry by Landlord is necessary or permitted hereunder, Landlord may enter by means of a master key without liability to Tenant, except for any failure to exercise due care for Tenant’s property or except for Landlord’s gross negligence, and without affecting this Lease.  In connection with any such entry, Landlord will show proper credentials to Tenant’s building security personnel and abide by Tenant’s reasonable security requirements. Such entry will not be construed as a manifestation by the Landlord of an intent to terminate this Lease.  Tenant will not, without the prior consent of Landlord, change the locks or install additional locks on any entry doors to the Building.

12.                               Mechanics’ Liens.  Tenant will pay or cause to be paid all costs for Repairs, Alterations and any work done by Tenant or caused to be done by Tenant on or in the Leased Premises of a character which will or may result in liens on Landlord’s interest therein or the Landlord’s interest in the Building, the Parking Garage or the Property.  Tenant will keep the Leased Premises, Building, the Parking Garage and Property free and clear of all mechanics’ liens and other liens.  Tenant hereby agrees to indemnify, defend and hold harmless Landlord from and against all liability, loss, damage, costs or expenses, including reasonable attorneys’ fees and interest incurred on account of any claims of any nature whatsoever, including lien claims of laborers, materialmen, or others, for work actually performed for, or for materials or supplies actually furnished to, Tenant or persons claiming under Tenant.  Should any liens be filed or recorded against the Leased Premises, Building, Parking Garage or Property or should any action affecting the title thereto be commenced, as a result of Tenant’s actions, Tenant will cause such liens to be removed of record within 30 days after notice from Landlord.  If Tenant desires to contest any claim of lien, Tenant will furnish to Landlord adequate security equal to 150% of the amount of the claim and, if a final judgment establishing the validity or existence of any lien for any amount is entered, Tenant will pay and satisfy the same and thereafter Landlord shall promptly refund Tenant’s security.  If Tenant is in default in paying any charge for which a mechanic’s lien or suit to foreclose the lien has been recorded or filed, and has not caused the same to be released of record or has not given Landlord security as above required, Landlord may (but without being required to do so) pay such lien or claim and any costs or obtain a bond or title insurance protection against such lien and the amount so paid, together with reasonable attorneys’ fees incurred in connection therewith, will be immediately due from Tenant to Landlord.

13.                               Damage to Property, Injury to Persons.

A.                                    Indemnification Obligations.  Tenant shall indemnify and hold Landlord harmless from and defend Landlord against any and all claims of liability for any injury (including death) or damage to any person or property whatsoever occurring in, on or about the Leased Premises or any part thereof arising from the negligence or willful misconduct of Tenant, or its agents, contractors or employees.  Tenant further indemnifies and agrees to hold Landlord harmless from and to defend Landlord against any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from any act or omission of Tenant, or any of its agents, contractors, or employees, and from and against all costs, attorneys’ fees and liabilities incurred as a result of any such claim or any action or proceeding brought thereon. Tenant will pay for all damage to the Leased Premises caused by Tenant’s misuse or neglect of the Leased Premises. Landlord shall indemnify and hold Tenant harmless from and defend Tenant against any and all claims of liability for any injury (including death) or damage to any person or property whatsoever occurring in, on or about the Reserved Premises or Reserved Spaces or any part thereof arising from the negligence or willful misconduct of Landlord, its agents, contractors or employees.  Landlord further indemnifies and agrees to hold Tenant harmless from and to defend Tenant against any and all claims arising from any breach or default in the performance of any obligation on Landlord’s part to be performed under the terms of this Lease, or arising from any act or omission of Landlord, or any of its agents, contractors, or employees, and from and against all costs, attorneys’ fees and liabilities incurred as a result of any such claim or any action or proceeding brought thereon. Landlord will pay for all damage to the Reserved Premises and the Reserved Spaces caused by Landlord’s misuse or neglect of the Reserved Premises and the Reserved Spaces.

B.                                    Limitation of Liability.  Neither Landlord nor its agents will be liable for any damage to property entrusted to Landlord, its agents or employees, nor for the loss or damage to any property by theft or otherwise, by any means whatsoever, nor for any injury (including death) or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, or rain which may leak from any part of the Building or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface, or from any other place, or resulting from dampness or any other cause whatsoever, except to the extent of the gross negligence or willful misconduct of Landlord, its agents or employees.

C.                                    Defense Obligations.  In case any action or proceeding is brought against Landlord by reason of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from any act or negligence of Tenant, or of its agents or employees, Tenant upon reasonable prior written notice from Landlord, will defend the same at Tenant’s expense.  In case any action or proceeding is brought against Tenant by reason of any obligation on Landlord’s part to be performed under the terms of this Lease, or arising from any act or negligence of Landlord, or of its agents or employees, Landlord upon reasonable prior written notice from Tenant, will defend the same at Landlord’s expense.  The provisions of this Paragraph 13 will survive the expiration or sooner termination of this Lease for a period of one year.

14.                               Insurance, Casualty and Restoration of Leased Premises.

A.                                    Tenant Liability Insurance.  Tenant agrees to carry and maintain for the benefit of Landlord and Tenant during the Lease Term and any extension hereof, comprehensive commercial general liability insurance providing coverage which includes, but is not limited to, liability arising from the Leased Premises including, but not limited to, Tenant’s use or occupancy thereof (including Tenant’s operations), independent contractors, personal and advertising injury, products completed operations, and bodily injury and property damage liability to the limit of not less than $2,000,000 for any occurrence, $10,000,000 general aggregate.  Limits of liability may be satisfied by a combination of primary liability and umbrella or excess liability policies.  The insurance will provide coverage for Tenant’s and Landlord’s indemnity obligations hereunder, and will contain no exclusions or limitations eliminating or limiting coverage for Tenant’s and Landlord’s indemnity obligations hereunder.  Tenant will name Landlord and Landlord’s lenders and ground lessors of which Landlord has given Tenant written notice as additional insureds.  The insurance will not include any insured versus insured exclusion or similar provision which precludes coverage for any claim asserted by Landlord or Landlord’s lenders and ground lessors against Tenant solely by virtue of Landlord or Landlord’s lenders and ground lessors being an insured or additional insured under the policy.  Tenant shall be solely responsible for any deductible or self-insured retention and that neither Landlord nor Landlord’s lenders nor ground lessors shall have any liability or responsibility for any deductible or self-insured retention.  All such insurance will be procured from an insurance company or companies authorized to do business in the State of Colorado, and will be otherwise reasonably satisfactory to Landlord with an AM Best Rating of at least “A-VIII”.  Tenant will provide copies of all policies and applicable endorsements thereto and certificates of such insurance to Landlord upon request from time to time and such documents will disclose that such insurance names Landlord and its lenders and ground lessors of which Landlord has given Tenant written notice as additional insureds.  All such insurance will be on an “occurrence basis”.  The limits of the insurance will not, under any circumstances, limit the liability of Tenant hereunder.

B.                                    Landlord Insurance.  Landlord, subject to reimbursement and payment from Tenant, shall maintain (1) commercial property insurance in the amount of the full replacement value with reasonable adjustments for inflation, on the Building, the Parking Garage and any other improvements and other property of Landlord on the Leased Premises from such companies and on such other terms and conditions, as is commercially reasonable for comparable buildings and (2) pollution coverage insurance on the UST.  Landlord may, at its sole cost and expense, maintain (i) commercial property insurance in the amount of the full replacement value with reasonable adjustments for inflation, on the Common Areas, (ii) commercial general liability insurance, and (iii) any other insurance as Landlord may from time to time determine appropriate.

C.                                    Other Tenant Insurance.  Tenant will maintain commercial property insurance, in the amount of the full replacement value with reasonable adjustments for inflation, on Tenant’s alterations, improvements and betterments in or on the Leased Premises and Tenant’s trade fixtures, furniture, furnishings and other property of Tenant in or on the Leased Premises and on all fixtures and equipment removable by Tenant under the provisions of this Lease.  Tenant will also maintain worker’s compensation insurance satisfying Tenant’s obligations and liabilities under the worker’s compensation laws of the state where the Leased Premises is located.

D.                                    Casualty.  In the event that the Leased Premises or Building are damaged by fire or other casualty, Tenant will promptly notify Landlord.  Landlord shall at its expense promptly commence the repair of the damage to the extent of available insurance proceeds.  Landlord will not be responsible to repair or reconstruct any alterations or improvements made to the Leased Premises by Tenant.  Until such repairs and restoration are completed the Base Annual Rent will be abated in proportion to the part of the Leased Premises that is unusable by Tenant in the conduct of its business.  Landlord agrees to notify Tenant within 30 days after such casualty if it reasonably estimates that it will be unable to repair and restore the Leased Premises or Building within one year after the occurrence of such damage.  Such notice will set forth the approximate length of time Landlord estimates will be required to complete such repairs and restoration.  If Landlord estimates it cannot make such repairs and restoration within the one-year period, then either party, by written notice to the other, may terminate this Lease as of the date of occurrence of such damage, provided that such notice is given to the other party within 15 days after Landlord notifies Tenant of the estimated time for completion of such repairs and restoration.  If no notice is given by either party to terminate this Lease, this Lease will continue in effect and the Base Annual Rent will be apportioned in the manner provided above.

E.                                     Waiver of Subrogation.  Landlord and Tenant hereby waive any and all rights of recovery against one another and their officers, agents and employees for any loss or damage to such waiving party arising from any cause covered by any insurance required to be carried by such party pursuant to this Lease or any other insurance actually carried by such party but only to the extent of the net insurance proceeds payable under such policies.  Landlord and Tenant each agree that all policies of insurance obtained by them pursuant to the provisions of this Lease will contain endorsements or provisions waiving the insurer’s rights of subrogation with respect to claims against the other, and each will notify its insurance companies of the existence of the waiver and indemnity provisions set forth in this Lease, and each party will deliver to the other appropriate endorsements to all such policies to reflect the foregoing.

15.                               Condemnation.  If any portion of the Leased Premises that materially affects or interferes with Tenant’s ability to continue to use the remainder thereof for the purposes set forth herein, or that renders the Building untenantable, is taken by right of eminent domain or by condemnation, or is conveyed in lieu of any such taking, then this Lease may be terminated at the option of Tenant.  Such option will be exercised by Tenant giving notice to Landlord of such termination within 30 days after such taking or conveyance; whereupon this Lease will terminate and the Base Annual Rent will be duly apportioned as of the date of such taking or conveyance.  Upon such termination, Tenant will surrender to Landlord the Leased Premises and all of Tenant’s interest therein under this Lease.  If any portion of the Leased Premises is taken that does not materially affect or interfere with Tenant’s ability to continue to use the remainder of the Leased Premises for the purposes set forth herein, this Lease will continue in full force and effect and Tenant, at sole cost and expense, will promptly perform any repair or restoration work required to restore the Leased Premises, insofar as possible, to its former condition, and the rental owing hereunder will be adjusted, if necessary, in such just manner and proportion as the part so taken (and its effect on Tenant’s ability to continue to use the remainder of the Leased Premises) bears to the whole.  In the event of a taking or conveyance as described herein, Landlord will receive the award or consideration for the lands and improvements so taken; provided, however, that Landlord will have no interest in any separate award made to Tenant for the taking of Tenant’s trade fixtures or personal property, or for Tenant’s relocation expenses.  Landlord and Tenant will cooperate with one another in making claims for condemnation awards.  Tenant will have no rights to any such condemnation award made to Landlord, but Tenant will be entitled to claim a separate award for loss of any of its separate property.

16.                               Assignment and Subletting.  Except as set forth in this Paragraph 16, Tenant may not transfer, assign, mortgage or encumber any part of Tenant’s interest in this Lease or sublet the Leased Premises or allow any other party to use or occupy the Leased Premises (collectively, a “Transfer”) without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion. Notwithstanding anything in this Lease to the contrary, other than as provided in this Paragraph 16, (i) any Transfer (other than a sublease to an Affiliate) must be for the entirety of the Leased Premises and may not be a partial assignment or similar structure intended to circumvent the single-tenant requirements of this Lease; and (ii) subleases to third parties that are not Affiliates are not allowed.  If a Change in Control (defined in Paragraph 26 below) of Tenant occurs, then Landlord may, at its option, exercise its termination rights pursuant to Paragraph 26 below.  Notwithstanding the foregoing restrictions, Tenant may (a) assign this Lease or sublet the Leased Premises, without Landlord’s consent but with prior written notice to Landlord, to any entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with (within the meaning of Rule 405 under the Securities Act of 1933, as amended, an “Affiliate”) Tenant, provided that such entity thereafter ceasing to be an affiliate of Tenant shall be deemed to be a non-permitted Transfer as of the date such entity so ceases to be an Affiliate of Tenant, or (b) sublease up to 20% of the rentable square feet of the Building to Liberty Global, Inc., Liberty Media Corporation (“LMC”) or Liberty Interactive Corporation, or any Affiliate of any of the foregoing entities (each of (a) and (b), a “Permitted Transfer” and each such party a “Permitted Transferee”).  Tenant will not be required to obtain Landlord’s approval of any Permitted Transfer, but Tenant will notify Landlord in advance of any Permitted Transfer and will provide Landlord with a copy of each applicable sublease or assignment or other agreement with such Affiliate.  Tenant will remain primarily liable for all obligations under this Lease, notwithstanding any Transfer.  Other than as provided herein, no Transfer (other than a sublease to a Permitted Transferee) may be made that would change the single-tenant nature of the Leased Premises or result in a multi-tenancy of the Leased Premises.  In all cases upon any Transfer, (1) the proposed subtenant or assignee must be engaged in a business and the Leased Premises will be used in a manner which is in keeping with the then standards of the Building and the single-tenant nature of this Lease and the permitted use of the Leased Premises; (2) the proposed subtenant or assignee must be a reputable party of reasonable financial worth in light of the responsibilities involved (including without limitation the single-tenant nature of this Lease), and Tenant will have provided Landlord with reasonable proof thereof and Landlord will have the right to condition its consent on the receipt of additional security, either in the form of additional or a new security deposit, letter of credit or guaranties; (3) Tenant must not be in material default hereunder at the time it makes its request for such consent and at the time of the proposed effective date of such transfer; and (4) there are no deferred maintenance or Repair obligations of Tenant under this Lease at the time it makes its request for such consent and at the time of the proposed effective date of such transfer.  Consent of the Landlord to any Transfer will not in any way be construed to relieve the Tenant from obtaining the consent of the Landlord to any further assignment or subletting or other Transfer.  Upon any Transfer (except for a Permitted Transfer) or if the Leased Premises are sublet or if this Lease is assigned, any rights and options of Tenant to extend this Lease will be extinguished thereby and of no further force or effect.

17.                               Estoppel Certificate.  Tenant and Landlord agree, at any time and from time to time, upon not less than 10 business days’ prior written request by the other party, to execute, acknowledge and deliver to the requesting party an accurate and acceptable estoppel certificate certifying that (i) this Lease is unmodified and in full force and effect (or if there have been modifications, that it is in full force and effect as modified, and stating the modifications), (ii) there are no existing defaults thereunder by Landlord or Tenant (or if there are any existing defaults, setting forth the nature thereof), (iii) the date to which the Base Annual Rent and other charges have been paid in advance, if any, and (iv) such other factual matters as are reasonably requested by the requesting party, it being intended that any such statement delivered pursuant to this paragraph may be relied upon by any prospective purchaser or lender on all or any portion of the requesting party’s interest herein, or a holder of any mortgage or deed of trust encumbering the Leased Premises.

18.                               Default.  The happening of any one or more of the following events will constitute an “Event of Default”:

A.                                    Tenant fails to pay when due any installment of Rent, and such default continues for 10 business days after written notice from Landlord; provided, however, that Tenant will not be entitled to more than three notices of a delinquency in a monetary obligation during any 12 month period, and if within 12 months after the third such notice any Rent or other amounts owing hereunder are not paid when due, a default will be considered to have occurred even though no notice thereof is given; notwithstanding anything in this Lease to the contrary, the parties acknowledge and agree that the non-payment of any installment of Rent, after notice to the extent required above, will be deemed a material default and an Event of Default under this Lease;

B.                                    Tenant fails to materially perform any of the other agreements, terms, covenants or conditions hereof on Tenant’s part to be performed, and such non-performance continues for a period of 30 days after written notice from Landlord, provided, however, that if the nature of such failure is such that the same cannot reasonably be cured within such 30 day period, Tenant shall not be deemed to be in default if Tenant shall within such period commence such cure and thereafter diligently prosecute the same to completion;

C.                                    Tenant will vacate or abandon the Leased Premises and fail to pay Rent when due;

D.                                    The Transfer of this Lease or the Leased Premises or any part thereof except in a manner permitted herein;

E.                                     This Lease or the Leased Premises or any part thereof will be taken upon execution or by other process of law directed against Tenant, or will be taken upon or subject to any attachment at the instance of any creditor or claimant against Tenant, and the attachment will not be discharged or disposed of within 60 days after the levy thereof;

F.                                      Tenant files a petition in bankruptcy or insolvency or for reorganization under the bankruptcy laws of the United States or under any insolvency act of any state, or voluntarily takes advantage of any such law or act by answer or otherwise, or is dissolved, or in anticipation of filing a petition in bankruptcy, makes an assignment for the benefit of creditors; or

G.                                    Involuntary proceedings under any such bankruptcy law or insolvency act or for the dissolution of Tenant are instituted against Tenant, or a receiver or trustee of all or substantially all of the property of Tenant is appointed, and such proceeding is not dismissed or such receivership or trusteeship vacated within 60 days after such institution or appointment.

19.                               Remedies for Default.

A.                                    Termination of Lease Term.  Upon an Event of Default under this Lease, Landlord will have the right to give Tenant 15 days’ written notice of intention to terminate and end the term of this Lease, and thereupon, at the expiration of such 15 days, if the condition giving rise to the Event of Default remains uncured by Tenant, the term of this Lease will expire as fully and completely as if that day were the day herein definitely fixed for the expiration of the Lease Term, and Tenant will then quit and surrender the Leased Premises to Landlord, but Tenant will remain liable as hereinafter provided.  If Tenant fails to so quit and surrender the Leased Premises as aforesaid, Landlord will have the right, without notice, to lawfully re-enter the Leased Premises either by force or otherwise and dispossess Tenant and the legal representatives of Tenant and all other occupants of the Leased Premises by unlawful detainer or other summary proceedings, or otherwise, and remove their effects and regain possession of the Leased Premises (but Landlord will not be obligated to effect such removal), and Tenant hereby waives service of notice of intention to re-enter or to institute legal proceedings to that end.

B.                                    Remedies without Termination of Lease Term.  Upon an Event of Default under this Lease (and regardless of whether Tenant has abandoned the Leased Premises), this Lease will not terminate unless Landlord, at Landlord’s option, gives written notice terminating this Lease.  For so long as this Lease so continues in effect, Landlord may enforce all of Landlord’s rights and remedies under this Lease, including the right to recover all Rent as it becomes due hereunder.  For the purposes of this subparagraph B, the following will not constitute termination of this Lease:  (1) acts of maintenance or preservation or efforts to relet the Leased Premises, or (2) the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease, or (3) service of a statutory notice by Landlord upon Tenant requiring payment of Rent or possession of the Leased Premises.

C.                                    Remedies upon Default and Abandonment.  Upon an Event of Default under this Lease and Tenant’s abandonment of the Leased Premises, Landlord may, but will be under no obligation to, at any time and from time to time, re-enter and relet the Leased Premises in whole or in part without terminating this Lease.  Such reletting may be either in its own name or as agent of Tenant, for a term or terms that, at the option of Landlord, may be for the remainder of the term of this Lease, or for any longer or shorter period, and at its option Landlord may make such alterations, repairs, and/or decorations in the Leased Premises as in its reasonable judgment it considers advisable and necessary in connection with such reletting, and the making of such alterations, repairs, and/or decorations will not operate or be construed to release Tenant from liability under this Lease.  Landlord will in no event be liable in any way whatsoever for failure to collect rent under such reletting, and in no event will Tenant be entitled to receive any excess of rent under such reletting over the sums payable by Tenant to Landlord under this Lease.  Upon an Event of Default and abandonment of the Leased Premises, and if Landlord elects not to terminate this Lease, Tenant will be liable to Landlord for rental payments (payable in monthly installments, in advance, as set forth in this Lease and continuing thereafter until the date originally fixed herein for the expiration of the term of this Lease) in an amount or amounts equal to the excess, if any, of the amount of aggregate expenses paid or incurred by Landlord during the immediately preceding month (1) for all such items as, by the terms of this Lease, are required to be paid by Tenant and (2) for legal expenses, reasonable attorneys’ fees, court costs, expenses of reletting (including but not limited to such alterations and repairs as may be made), and all costs (including but not limited to attorneys’ and receivers’ fees) incurred in connection with the appointment of and performance by any receiver, plus an amount equal to the amount of the installment of Rent which would have been payable by Tenant hereunder in respect of such month period had an Event of Default not occurred and Tenant not abandoned the Leased Premises, over the rents, if any, collected by Landlord in respect of such month period pursuant to any reletting.  Any suit or action brought to collect the amount of the deficiency for any month or months period will not prejudice in any way the rights of Landlord to collect rents from time to time for any month or months period in subsequent proceedings.

D.                                    Remedies upon Lease Termination.  In the event of termination of this Lease as a result of Tenant’s breach of this Lease, Landlord will have the right:

(1)                                 To lawfully remove any and all persons and property from the Leased Premises, with or without legal process, and pursuant to such rights and remedies as the laws of the State of Colorado will then provide or permit, but Landlord will not be obligated to effect such removal.  Such property may, at Landlord’s option, be stored or otherwise dealt with as provided in this Lease or as such laws may then provide or permit, including but not limited to the right of Landlord to sell or otherwise dispose of the same or to store the same, or any part thereof, in a warehouse or elsewhere at the expense and risk of and for the account of Tenant.

(2)                                 To lawfully recover from Tenant damages, which will include but will not be limited to:  (a) such reasonable and customary expenses as Landlord may incur for legal expenses, reasonable attorneys’ fees, court costs, for reletting (including but not limited to advertising and brokerage), for putting the Leased Premises in the condition required to be maintained by Tenant under this Lease, and for keeping the Leased Premises in the condition required to be maintained by Tenant under this Lease (before and after Landlord has prepared the same for reletting), and all costs (including but not limited to reasonable attorneys’ and receivers’ fees) incurred in connection with the appointment of and performance by any receiver; (b) the equivalent of the amount of Rent and other charges which would be payable under this Lease by Tenant if this Lease were still in effect, less the net proceeds of any reletting, after deducting all Landlord’s reasonable and customary expenses in connection with such reletting, including, without limitation, expenses for advertising, brokerage, putting the Leased Premises in the condition required to be maintained by Tenant under this Lease, and keeping the Leased Premises in the condition required to be maintained by Tenant under this Lease (before and after Landlord has prepared the same for reletting).  Tenant will pay the amount of such damages to Landlord monthly on the days on which the Rent would have been payable under this Lease if this Lease were still in effect, and which Landlord will be entitled to recover from Tenant as each monthly deficiency arises.

(3)                                 In lieu of collecting any or further monthly deficiencies as set forth in subparagraph (b) of Paragraph (D)(2) above, Landlord will be entitled to recover from Tenant, as liquidated damages for such breach, in addition to any damages becoming due under subparagraph (a) of subparagraph (D)(2), an amount equal to the difference between the present value of the Rent and all other sums due Landlord hereunder, from the date of such breach to the date of the expiration of the original term demised and the present reasonable rental value of the Leased Premises for the same period, both discounted to the date of such breach at a rate of not more than the discount rate of the Federal Reserve Bank at the time of the award, plus four percent.

(4)                                 To enforce, to the extent permitted by the laws of the State of Colorado then in force and effect, any other rights or remedies set forth in this Lease or otherwise applicable hereto by operation of law or contract.

E.                                     Injunction.  In the event of any Event of Default by Tenant of any of the terms, covenants, conditions, provisions or agreements of this Lease, Landlord will additionally have the right of injunction, and Tenant agrees to pay the premium for any bond required in connection with such injunction.  Mention in this Lease of any particular remedy will not preclude Landlord from any other remedy, at law or in equity.

F.                                      Mitigation of Damages.  Upon any Event of Default under this Lease, Landlord agrees to use commercially reasonable efforts to mitigate its damages.

20.                               Holding Over.  Should Tenant hold over after the termination of this Lease and continue to pay Rent, without any express written agreement as to such holding over, Tenant will become a tenant from month-to-month upon each and all of the terms herein provided as may be applicable to such month-to-month tenancy, except as otherwise set forth in this paragraph.  During such holding over, if Tenant has given Landlord written notice of its desire to so hold over, which notice must be given not less than 12 months prior to the termination of the Lease Term (the “Holdover Notice”), then Tenant may remain in possession of the Leased Premises for a period of up to six months (the “Six Month Holdover Period”) at a Rent equal to 100% plus the applicable CPI adjustment of the last monthly installment of Rent paid hereunder.  If Tenant has not given the Holdover Notice or following the Six Month Holdover Period, Rent will increase to 150% plus the applicable CPI adjustment of the last monthly installment of Rent paid hereunder.

21.                               Landlord’s Reserved Rights.

A.                                    Scope of Reserved Rights.  Notwithstanding anything in this Lease to the contrary, Landlord reserves to itself and its Affiliates, employees, tenants, invitees and designees (collectively, the “Landlord Parties”) the following rights, at no cost or charge to the Landlord Parties, except as provided below, and Tenant will provide services to such described premises in the same manner as is provided to similar portions of the Leased Premises, including without limitation janitorial, lighting, electricity, water, sewer, HVAC, maintenance and repair, as applicable:

(1)                                 the exclusive right to use the garden-level exercise facility depicted in Exhibit D, attached hereto and by this reference incorporated herein (the “Exercise Facility Premises”), which Landlord and Tenant acknowledge and agree is not included in the Leased Premises;

(2)                                 the nonexclusive right to use the conference rooms in the Building during normal business hours (i.e., Monday through Friday, 7:00 am to 6:00 pm, excluding holidays), which use will be upon prior notice to, and coordination with, Tenant, each party acting reasonably and in good faith and consistent with past practices of the parties; Landlord may use the conference rooms for up to 20 days per year without any cost or charge; any additional use thereof will be subject to the prior reasonable mutual consent and agreement of the parties as to cost;

(3)                                 the nonexclusive right to use the risers, cables, electrical rooms and security equipment used in common by Landlord and Tenant as of the Effective Date in the Building and outside of the Building as currently located on, in, over, and under the Leased Premises and the Common Areas;

(4)                                 the exclusive right to use the premises located on the garden level of the Building more particularly depicted on Exhibit G, attached hereto and by this reference incorporated herein (the “Landlord Service Premises”), which may be used and occupied by certain independent contractors or other parties (including without limitation the Internal Revenue Service) with respect to the business of Landlord; which occupancy may be terminated by Landlord at any time upon not less than 10 days’ prior written notice to Tenant; (collectively, the Landlord Service Premises and the Exercise Facility Premises will be referred to herein as the “Reserved Premises”); upon any partial or full termination by Landlord of its rights to use and occupy the Reserved Premises, Landlord will deliver such portion (or all, as the case may be) of the Reserved Premises to Tenant in accordance with the terms and provisions of Paragraph 10F above;

(5)                                 the parking rights more particularly described in Paragraph 6 above; and

(6)                                 the nonexclusive right (at such Landlord Parties’ own cost) to access and use the employee cafeteria located on the first floor of the Building during such hours and at such cost that Tenant makes such cafeteria available to its own employees, which hours and cost shall be determined in Tenant’s sole and absolute discretion.

B.                                    Restrictions and Limitations.  The Landlord Parties may use the Reserved Premises and parking 24 hours per day seven days per week, provided that access to the Reserved Premises during normal business hours may, and after normal business hours shall, be subject to Tenant’s security requirements, including but not limited to, requirements for the Landlord Parties to show proper credentials and identification cards.  Subject to the other provisions of this Lease, and except to the extent of the gross negligence or willful misconduct of Tenant or its agents or employees, (i) Landlord agrees that Tenant will not be liable to Landlord for the temporary failure of any heating, air conditioning, elevator, electrical, janitorial, lighting or other services to the Reserved Premises or Reserved Parking at any time, and (ii) in the event of any interruption, temporary reduction or temporary discontinuance of services, Tenant will not be liable for damages to persons or property as a result thereof.

22.                               Broker’s Fee.  Tenant and Landlord each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder in connection with the negotiation of this Lease and/or the consummation of the transaction contemplated hereby, and that no broker or other person, firm or entity is entitled to any commission or finder’s fee in connection with this transaction.  Tenant and Landlord do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying party, including any costs, expenses, attorneys’ fees reasonably incurred with respect thereto.

23.                               Surrender.

A.                                    Surrender.  Upon the expiration or other termination of the term of this Lease, subject to Paragraph 20 above and Paragraph 31 below, Tenant will promptly quit the Leased Premises and surrender the Leased Premises to Landlord broom clean, in good order and condition, except ordinary wear and tear and damage by insured casualty or condemnation, and in accordance and compliance with the Building Standard and the terms and provisions of this Lease.  Tenant will remove all of its trade fixtures, equipment, movable furniture and other effects and such Alterations as required pursuant to Paragraph 10 hereof, as required under this Lease, including without limitation Tenant’s personal property set forth on Exhibit E, attached hereto and by this reference incorporated herein.  All trade fixtures, equipment, movable furniture and personal effects of Tenant not removed from the Leased Premises within the time period required under this Lease for any cause whatsoever may be, at Landlord’s sole option, conclusively be deemed to have been abandoned and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without notice to Tenant or any other person, and without an obligation by Landlord to account therefor.  Tenant will pay Landlord for all reasonable expenses for such removal and the disposition of such property.  In the event that Tenant fails to vacate the Leased Premises in a timely manner as required under this Lease, Tenant will be responsible to Landlord for all reasonable costs incurred by Landlord as a result of such failure.

B.                                    Inspection.  At Landlord’s option from time to time during the last 12 months of the Lease Term (but not to exceed four times), Landlord and Tenant shall conduct joint walk-through(s) and inspection(s) of the Leased Premises to confirm Tenant’s compliance with the requirements of this Lease with respect to the condition of the Leased Premises, and identify any deferred maintenance or repair items that Tenant will correct prior to surrender of the Leased Premises.  Neither Landlord nor Tenant shall unreasonably withhold its agreement on such items.  Notwithstanding any such walkthrough or discussion of needed maintenance, repairs, alterations or replacements, no such conduct, agreement or discussions will constitute a waiver of Landlord’s rights under this Lease.

24.                               Acceptance of Leased Premises by Tenant.  Taking possession of the Leased Premises by Tenant will be conclusive evidence as against Tenant that the Leased Premises were in the condition agreed upon between Landlord and Tenant.  Tenant accepts the Leased Premises on the Commencement Date “AS IS, WHERE IS, without any warranty of quality, condition or usefulness, including, without limitation, any WARRANTY OF MERCHANTABILITY, any WARRANTY OF HABITABILITY or any WARRANTY OF FITNESS FOR THE PARTICULAR PURPOSE OF TENANT.”  The parties acknowledge that Tenant and its Affiliates were the original constructors of the improvements on the Leased Premises and have had sole and exclusive possession and control of the Leased Premises in the past.  Tenant acknowledges that as of the Commencement Date, Tenant is aware of all zoning regulations, other governmental requirements, site and physical conditions (including without limitation any construction defects) and other matters affecting the use, occupancy, operation and condition of the Leased Premises and all improvements thereon, and Tenant agrees to lease the Leased Premises and all improvements thereon in the condition existing as of the Commencement Date, and Tenant agrees to assume the risks and liabilities associated with and relating to the Repair obligations under this Lease, at Tenant’s sole cost and expense.  Tenant acknowledges that it had sufficient time to obtain and review any and all information, documents, agreements, and studies and to conduct any and all tests and investigations relating to the Leased Premises that Tenant elected to obtain, review and conduct.  Tenant undertook such investigations as Tenant deemed necessary or desirable to make Tenant fully aware of the condition of the Leased Premises as well as all facts, circumstances and information which affect the use and operation of the Leased Premises and any liabilities potentially arising from past or current uses of the Leased Premises.  Tenant hereby leases the Leased Premises in the condition that it is in at the Commencement Date.  The provisions of this paragraph will survive the expiration or sooner termination of this Lease.

25.                               Subordination and Attornment.  Subject to the provisions of this paragraph, this Lease will be subordinate to any mortgage or deed of trust or ground lease (now or hereafter placed upon the Leased Premises), and to any and all advances made under any mortgage or deed of trust or ground lease and to all renewals, modifications, consolidations, replacements and extensions thereof, provided that, notwithstanding any default of Landlord thereunder, Tenant’s quiet possession of the Leased Premises shall not be disturbed and Tenant shall have the right to remain in possession of the Leased Premises in accordance with the terms and provisions of this Lease for so long as Tenant is not in default under this Lease beyond any applicable notice and cure periods.  Tenant agrees to execute such commercially reasonable documents as may be further required to evidence such subordination or to make this Lease prior to the lien of any mortgage or deed of trust, as the case may be, provided that any such documents do not amend this Lease, are accurate and provide for the foregoing non-disturbance of Tenant, and Tenant has the ability to make the representations contained therein.

26.                               Early Termination. Notwithstanding anything in this Lease to the contrary, upon a Change in Control of Tenant, Landlord may terminate the Lease Term upon 24 months’ prior written notice to Tenant, which notice must be given no later than 45 days after the date of the Change in Control, without any termination payment due to or from Landlord or Tenant.  Within 45 days after the date of Landlord’s notice of termination, Tenant must advise Landlord of the termination date of the Lease Term, which termination date (the “Early Termination Date”) must be (a) no sooner than 12 months after the date of Landlord’s notice to Tenant and (b) no later than 24 months after the date of the Change in Control.  If Tenant fails to respond to Landlord within such 45-day period, then the Early Termination Date will be deemed to be 12 months after the date of Landlord’s notice to Tenant, without the necessity of any further act of the parties. On or before the Early Termination Date, Tenant must vacate and surrender the Premises to Landlord in the condition as required under this Lease. Upon exercise of the rights in this paragraph, the Lease Term will expire and come to an end on the Early Termination Date. For purposes of this Lease, “Change in Control” means the occurrence of any of the following events: (a) approval by the stockholders of Liberty Media Corporation, which is the parent entity of Tenant (and which substantially simultaneously with the execution of this Lease will be renamed “Starz”) or any successor parent entity of Tenant (“Parent”) of any consolidation or merger involving Parent in which the holders of Parent’s common stock immediately prior to the consolidation or merger will not immediately after such consolidation or merger have more than 50% of the combined voting power of the outstanding voting securities of the surviving entity in the consolidation or merger entitled to vote generally in the election of directors, (b) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) acquires, after the date of this Lease, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the then-outstanding voting securities of Parent entitled to vote generally in the election of directors (“Parent Voting Securities”) if, or at any time that, the percentage of combined voting power of Parent Voting Securities held by such Person is greater than the percentage of combined voting power of Parent Voting Securities held by the group composed of any of the Malones and/or any of the Future Affiliates; provided, however, that for purposes of this subparagraph (b), the following acquisitions shall not constitute a Change in Control:  (i) any acquisition by Parent, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent or any entity controlled by Parent, or (iii) any acquisition by any of John C. Malone, his wife, Leslie A. Malone, two trusts for the benefit of their children, The Tracy L. Neal Trust A and The Evan D. Malone Trust A, the John C. Malone June 2003 Charitable Remainder Unitrust and the Malone Family Foundation and the current or future Affiliates (as defined in Paragraph 16 above) of each such person (collectively, the “Malones”) or any of the beneficiaries, heirs, distributees or devisees of the Malones, including, without limitation, any trust or other investment vehicle for the primary benefit of any of the foregoing (collectively, the “Future Affiliates”), as well as any acquisition by any group composed of any of the Malones and/or any of the Future Affiliates, (c) a sale or other transfer (in one transaction or a series of related transactions) of (i) 50% or more of either the economic value or the voting power of the then outstanding equity interests in Tenant or (ii) the assets of Tenant that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all the assets of Tenant immediately prior to such transfer; provided, however, that any transfer of the equity interests in Tenant or the assets of Tenant to any Permitted Transferee or to an entity of which more than 50% of the voting power in the election of directors or equivalent governing body is directly or indirectly owned by Tenant or Parent immediately after such transfer shall not constitute a Change in Control; provided that, in the event Tenant or Parent thereafter cease to own and control more than 50% of such voting power in such entity, a Change in Control will be deemed to have occurred, or (d) a change in the majority of the members of the Board of Directors of Parent within a 24-month period, provided that a director whose election or nomination for election was approved by a majority vote of the Board of Directors of Parent prior to his or her election will be deemed to have been serving as a member of the Board of Directors of Parent at the beginning of such 24-month period.

27.                               Authorities for Action and Notice.

A.                                    Except as herein otherwise provided, Landlord may act in any matter provided for herein by and through any person who will from time to time be designated by Landlord in writing to Tenant.

B.                                    All notices or demands required or permitted to be given to Landlord hereunder will be in writing, and will be deemed duly served (i) three business days after deposit in the United States Mail, with proper postage prepaid, certified or registered, return receipt requested or (ii) upon personal delivery or (iii) one business day after deposit with a reputable overnight courier or (iv) upon telecopy, but such notice will only be effective upon a follow-up confirming telephone conversation, in each case (i) through (iv) above, addressed to Landlord at its address specified below its signature, or at the most recent address of which Landlord has notified Tenant in writing.  All notices or demands required to be given to Tenant hereunder will be in writing, and will be deemed duly served (i) three business days after deposit in the United States Mail, with proper postage prepaid, certified or registered, return receipt requested, or (ii) upon personal delivery, or (iii) one business day after deposit with a reputable overnight courier, addressed to Tenant at its address specified below its signature, or (iv) upon telecopy, but such notice will only be effective upon a follow-up confirming telephone conversation, in each case (i) through (iv) above, addressed to Tenant at its addresses specified below its signature, or at the most recent address(es) of which Tenant has notified Landlord in writing.  Either party will have the right to designate in writing, served as above provided, a different address to which notice is to be mailed.

28.                               Signage.  All signage of Tenant existing on the Leased Premises and on the Common Areas are hereby approved by Landlord and Tenant, and such signs may continue to be maintained, and will be maintained, repaired and replaced at the sole cost and expense of Tenant, in their current locations and in their current conditions during the Lease Term. Subject to the foregoing, Tenant will not install, place, inscribe, paint or otherwise attach and will not permit any sign, advertisement, notice, marquee or awning on any part of the outside of the Building or on any part of the inside of the Building, other than the Building’s atrium, which is visible from outside of the Building or on any other part of the exterior of the Building without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed.  Any permitted sign will comply with all applicable Governmental Requirements and the applicable requirements of any other organization having jurisdiction over the Leased Premises, as well as the Building Standard, and Tenant will be solely responsible for such compliance and all installation, maintenance and repair of such signs.

Tenant will, at its own expense, maintain in first-class condition all existing and permitted signs and will, on the expiration or termination of this Lease, and at its own expense, remove all such existing and permitted signs and repair any damage caused by such removal.  Tenant’s obligation under this paragraph will survive the expiration or termination of this Lease.  Tenant will not install, use or permit on or about the Leased Premises any advertising medium that may be heard or seen outside the Leased Premises, such as flashing lights, searchlights, loudspeakers, phonographs or radios.

29.                               Hazardous Activities; Underground Storage Tank.

A.                                    Indemnification Obligations.  Tenant will comply with all Environmental Laws (defined below).  Tenant will be solely responsible for (at its sole cost and expense) and will indemnify, defend and hold harmless Landlord, its directors, officers, members, partners, employees, and agents and assignees or successors to Landlord’s interest in the Leased Premises, their directors, officers, members, partners, employees, and agents from and against any and all losses, claims, suits, damages, judgments, penalties and liability including, without limitation, (i) all out-of-pocket litigation costs and reasonable attorneys’ fees, (ii) all damages (including consequential damages), directly or indirectly arising out of the use, generation, storage, release or threatened release or disposal of Hazardous Materials by Tenant, its Affiliates, its agents, contractors or invitees, and (iii) the cost of and the obligation to perform any required or necessary repair, clean-up, investigation, removal, remediation or abatement, and the preparation of any closure or other required plans to the full extent that such action is attributable, directly or indirectly, to the use, generation, storage, release or threatened release or disposal of Hazardous Materials by Tenant, its Affiliates, employees, agents, contractors, subcontractors, independent contractors, guests, licensees or invitees (collectively, “Tenant’s Activities”).  This indemnification obligation of Tenant extends to any repair, clean-up, investigation, removal, remediation or abatement of Hazardous Materials which were present on, under or in the Leased Premises before or on the Commencement Date arising from Tenant’s Activities prior to the Commencement Date.  Landlord will be solely responsible for (at its sole cost and expense) and will indemnify, defend and hold harmless Tenant, its directors, officers, members, partners, employees, and agents and assignees or successors to Tenant’s interest in the Leased Premises, their directors, officers, members, partners, employees, and agents from and against any and all losses, claims, suits, damages, judgments, penalties and liability including, without limitation, (i) all out-of-pocket litigation costs and reasonable attorneys’ fees, (ii) all damages (including consequential damages), directly or indirectly arising out of the use, generation, storage, release or threatened release or disposal of Hazardous Materials by Landlord, its agents, contractors or invitees, and (iii) the cost of and the obligation to perform any required or necessary repair, clean-up, investigation, removal, remediation or abatement, and the preparation of any closure or other required plans to the full extent that such action is attributable, directly or indirectly, to the use, generation, storage, release or threatened release or disposal of Hazardous Materials by Landlord, its employees, agents, contractors, subcontractors, independent contractors, guests, licensees or invitees (collectively, “Landlord’s Activities”).  This indemnification obligation of Landlord extends to any repair, clean-up, investigation, removal, remediation or abatement of Hazardous Materials which were present on, under or in the Leased Premises or the Building before or on the Commencement Date arising from Landlord’s Activities prior to the Commencement Date.

B.                                    “Hazardous Materials” will include but not be limited to substances defined as “hazardous substances,” “hazardous materials,” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; the common law; and any and all state, local or federal laws, rules, regulations and orders pertaining to environmental, public health or welfare matters, as the same may be amended or supplemented from time to time (collectively, the “Environmental Laws”).  Any terms mentioned in this Lease which are defined in any applicable Environmental Laws will have the meanings ascribed to such terms in such laws; provided, however, that if any such laws are amended so as to broaden any term defined therein, such broader meaning will apply subsequent to the effective date of such amendment. The provisions of this Paragraph 29 will survive the expiration or sooner termination of this Lease.

C.                                    Permitted UST.  Landlord grants Tenant the right to use, operate and maintain the currently existing back-up generator (the “Generator”) and underground storage tanks(s) of Tenant located on or otherwise serving the Leased Premises (collectively or individually, together with all ancillary and supplemental equipment, facilities, lines and connections and other property in any way, directly or indirectly, relating thereto, the “UST”) (collectively, the Generator and the UST, the “Power Facility”), where such Power Facility is currently located.  All use, operation, maintenance and removal of the UST is subject to the conditions, provisions and requirements of all applicable Governmental Requirements. Notwithstanding the foregoing, the parties acknowledge that the Power Facility constitutes Tenant’s personal property and trade fixtures under this Lease during the Lease Term, and Tenant and its licensees have exclusive use and control of the Power Facility. All maintenance, repair, alteration and removal of the Power Facility may only be made with the prior written consent of and written notice to Landlord, which may be withheld, conditioned or qualified in Landlord’s sole discretion. Landlord approves Tenant’s current maintenance and repair agreements for the Power Facility listed on Exhibit H, attached hereto and by this reference incorporated herein.

D.                                    Operation and Maintenance of UST.  Tenant agrees that the operation and maintenance of the Power Facility shall be in accordance with the following:

(1)                                 All matters relating to the operation and maintenance of the Power Facility shall be at the sole cost and expense of Tenant;

(2)                                 The Power Facility will be operated and maintained by or for Tenant in a good and workmanlike manner and in full compliance with applicable Governmental Requirements;

(3)                                 Tenant shall be responsible, at its sole cost, to obtain all required permits and approvals for the operation and maintenance of the Power Facility;

(4)                                 Tenant will pay all charges for electric current utilized in connection with the installation, operation and maintenance of the Power Facility.  Landlord shall have no responsibility or liability by reason of the interruption or suspension of electric service to the Power Facility; and

(5)                                 All sales taxes, use and occupancy taxes and taxes and charges in the nature thereof with respect to the Power Facility is the responsibility of and shall be paid by the Tenant.

E.                                     General.

(1)                                 Should it be required by any applicable Governmental Requirements that the location of the Power Facility be changed, such change shall be effected promptly and with diligence by Tenant and at its sole cost and expense.

(2)                                 Landlord shall not be liable or responsible hereunder for any malfunction or nonfunctioning, actual or alleged, of the Power Facility or for its repair, maintenance, alteration or removal or for any loss of or damage to the Power Facility or any surrounding properties.

(3)                                 On the Expiration Date or the earlier termination of this Lease, the UST and the Generator will (i) become the property of Landlord, (ii) remain on the Leased Premises and (iii) be delivered to Landlord in good order and condition, in compliance with all Governmental Requirements and the provisions of this Lease.  At Landlord’s request, Tenant will deliver a bill of sale or such other documents as Landlord may request from time to time regarding the UST and the Generator.

30.                               LGI Sublease. Starz Entertainment, LLC (“STE”), formerly known as Starz Entertainment Group, LLC, as landlord, entered into that certain Lease Agreement dated March 17, 2006 (as amended on July 27, 2006, and October 11, 2007, the “LGI Lease”), with LGI International, Inc. (“LGI”), formerly known as Liberty Media International, Inc., as tenant, for certain premises in the Building more particularly described in the LGI Lease.  Immediately prior to entering into this Lease, STE transferred any ownership interest it had in the Leased Premises to Tenant, as owner, and thereafter any such ownership interest in the Leased Premises was transferred from Tenant to LMC and then from LMC to Landlord, all as owner (collectively all of the foregoing, the “Property Transfers”).  STE, Tenant and Landlord all covenant and agree that the LGI Lease was excluded from the Property Transfers and that the LGI Lease is hereby assigned directly from STE to Tenant, as landlord under the LGI Lease.  Accordingly, the LGI Lease hereby becomes a sublease under and subordinate to this Lease, whereby Tenant will be the sublandlord and LGI will be the subtenant.  Landlord hereby consents to the LGI Lease, in its current form.  Tenant may not, without Landlord’s prior written consent, which will be in Landlord’s sole discretion, amend, extend or otherwise modify the LGI Lease, and any consent to an assignment, sublease or other transfer of or under the LGI Lease will also require the consent of Landlord to the extent that Landlord’s consent is required pursuant to Paragraph 16 above.

31.                               Satellite Dishes.

A.                                    Permitted Dishes.  Landlord grants Tenant the right to use, operate and maintain the Dishes (defined below) on the Property, where such dishes are currently located

(but not on the roof of the Building) pursuant to the currently existing configuration.  The “Dishes” means telecommunications antennae, microwave dishes, satellite dishes and other communications equipment and all ancillary equipment and facilities in any way, directly or indirectly, relating thereto.  All use, operation, maintenance and configuration of the Dishes is subject to the conditions, provisions and requirements of all applicable Governmental Requirements.  Notwithstanding the foregoing, the parties acknowledge that the Dishes constitute Tenant’s personal property and trade fixtures under this Lease, and Tenant and its licensees have exclusive use and control of the Dishes.  Subject to Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, and subject to all applicable Governmental Requirements, Tenant may install additional dishes.

B.                                    Operation and Maintenance of Dishes.  Tenant agrees that the operation and maintenance of the Dishes shall be in accordance with the following:

(1)                                 All matters relating to the operation and maintenance of the Dishes shall be at the sole cost and expense of Tenant;

(2)                                 The Dishes will be operated and maintained by or for Tenant in a good and workmanlike manner and in full compliance with applicable Governmental Requirements;

(3)                                 Tenant shall be responsible, at its sole cost, to obtain all required permits and approvals for the operation and maintenance of the Dishes;

(4)                                 Tenant will pay all charges for electric current utilized in connection with the installation, operation and maintenance of the Dishes.  Landlord shall have no responsibility or liability by reason of the interruption or suspension of electric service to the Dishes; and

(5)                                 All sales taxes, use and occupancy taxes and taxes and charges in the nature thereof with respect to the Dishes are the responsibility of and shall be paid by the Tenant.

C.                                    General.

(1)                                 Should it be required by any applicable Governmental Requirements that the location of any or all of the Dishes be changed, such change shall be effected promptly and with diligence by Tenant and at its sole cost and expense.

(2)                                 Landlord shall not be liable or responsible hereunder for any malfunction or nonfunctioning, actual or alleged, of the Dishes or for their repair or maintenance or for any loss of or damage to the Dishes.

(3)                                 On or before the Removal Date, Tenant, at its sole cost and expense, shall remove the Dishes from the Property and restore and repair any damage resulting from such removal.  The “Removal Date” means (a) the Expiration Date or (b) the Early Termination Date (if applicable pursuant to Paragraph 26 above) or (c) 180 days after any other termination of the Lease Term, whether as a result of (by way of example and not limitation)

default, condemnation, casualty or other unexpected event (such extended 180-day period will be referred to herein as the “Transition Period”). If Tenant does not remove the Dishes on or before the Removal Date, following written notice and expiration of applicable cure and grace periods, Landlord may do so and charge Tenant with the reasonable cost thereof, inclusive of the cost of repairing and replacing any damage caused thereby and Tenant agrees promptly to pay the same to Landlord.  Alternatively, after the Removal Date, if Tenant has not commenced removal, following written notice to Tenant and the expiration of applicable cure and grace periods, Landlord may elect, at its sole option, to conclusively deem the Dishes abandoned by Tenant for all purposes and to treat the same as Landlord’s property without any responsibility, obligation or liability to Tenant by reason thereof.  If Landlord elects to remove the Dishes, at its option, it may dispose of or discard of the Dishes, without liability to Tenant, store such Dishes and charge reasonable storage fees to Tenant.

(4)                                 If applicable, Tenant is granted the additional rights set forth in this subparagraph (4) during any Transition Period. All of the terms and provisions of this Lease applicable to the maintenance and operation of the Dishes during the Lease Term shall be fully applicable to the Transition Period within which Tenant is required to effect the removal of the Dishes as set forth in subparagraph (3) above. Notwithstanding anything in this Lease to the contrary, during the Transition Period, Tenant also shall have the right to (a) utilize the Dishes for the purposes of orderly transition, broadcast services, back-up and replacement telecommunications infrastructure and shut-down activities (collectively, the “Transition Activities”) and (b) use portions of the Building and Parking Garage solely to the extent necessary for personnel to carry out the Transition Activities (the “Transition Premises”) on the conditions that (x) Tenant pays Transition Rent (defined below) to Landlord for the use and occupancy of the Transition Premises during the Transition Period, (y) Tenant performs all of its obligations under this Lease as applicable to the Transition Premises and the Dishes and (z) all other terms and provisions of this Lease will remain in full force and effect during the Transition Period but the Leased Premises will be deemed to be only the Transition Premises and the Dishes and the term of this Lease will fully come to an end upon the expiration of the Transition Period.  “Transition Rent” means (i) base rent equal to 150% of the then applicable per square foot Base Annual Rent rate that is payable at a monthly rate multiplied by the number of square feet in the Transition Premises plus the applicable CPI adjustment and (ii) Tenant’s Transition Share (defined below) of Operating Expenses.  Transition Rent will be deemed Rent during the Transition Period and will be due and payable on or before the first day of each month during the Transition Period and otherwise in the same manner as Rent under this Lease.  “Tenant’s Transition Share” means the number of rentable square feet in the Transition Premises divided by 280,000 square feet. Any portion of the Leased Premises not part of the Transition Premises will be surrendered to Landlord on the Expiration Date as required by this Lease.

32.                               Miscellaneous.

A.                                    The term “Landlord,” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, will be limited to mean and include only the owner or owners of the Leased Premises at the time in question.  In the event of any transfer or transfers of the title to the Leased Premises, the Landlord herein named (and in the case of any subsequent transfers or conveyances, the then grantor) will be automatically released, from and after the date of such transfer or conveyance, from all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed; provided that the grantee assumes in writing the duty to perform Landlord’s covenants and obligations hereunder and a copy of such written assumption is promptly provided to Tenant.  All personal and separate liability of Landlord or any officer or partner of Landlord, of every kind or nature, if any, is waived by Tenant, and by every person now or later claiming by, through or under Tenant; and Tenant will look solely to the equity of Landlord in the Leased Premises for any claims against Landlord.  Such exculpation of liability is absolute and without exception.

B.                                    The termination of this Lease will not work a merger, and such termination will, at the option of Landlord, either terminate all subleases and subtenancies or operate as an assignment to Landlord of any or all of such subleases or subtenancies.

C.                                    This Lease will be construed as though the covenants herein between Landlord and Tenant are independent, and not dependent.  Except as otherwise provided in this Lease, Tenant will not be entitled to any setoff of the Rent or other amounts owing hereunder against Landlord if Landlord fails to perform its obligations set forth herein; provided, however, that the foregoing will in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and to any holder of a mortgage or deed of trust covering the Leased Premises or any portion thereof of which Tenant has received written notice, and a reasonable opportunity is granted to Landlord to correct such violation.

D.                                    No act or thing done by Landlord or Landlord’s agent during the term hereof, including, but not limited to, any agreement to accept surrender of the Leased Premises or to amend or modify this Lease, will be deemed to be binding upon Landlord unless such act or things will be signed by Landlord or a party designated in writing by Landlord as so authorized to act.  No act or thing done by Tenant or Tenant’s agent during the term hereof, including, but not limited to, any agreement to surrender the Leased Premises or to amend or modify this Lease, will be deemed to be binding upon Tenant unless such act or things will be signed by Tenant or a party designated in writing by Tenant as so authorized to act.  The delivery of keys to Landlord or Landlord’s agent, employees or officers will not operate as a termination of this Lease or a surrender of the Leased Premises.  No payment by Tenant, or receipt by Landlord, of a lesser amount than the monthly rent herein stipulated will be deemed to be other than on account of the earliest stipulated rent, nor will any endorsement or statement on any check or any letter accompanying any check, or payment as rent, be deemed on accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or to pursue any other remedy available to Landlord.

E.                                     Tenant will not record this Lease or a memorandum hereof.  In the event that Tenant violates this provision, this will be deemed an Event of Default of this Lease by Tenant, affording Landlord all those remedies set out herein.  If Tenant records this Lease or a memorandum hereof, then Tenant will immediately execute and record a quit claim deed releasing all claims to the Leased Premises, and, if Tenant fails to do so upon demand, Tenant hereby appoints Landlord as Tenant’s attorney-in-fact to do so in Tenant’s name, place and stead.

F.                                      Tenant will pay, or cause to be paid, before delinquency, any and all taxes levied or assessed and which become payable during the term hereof upon all of Tenant’s income, leasehold improvements, equipment, furniture, fixtures and personal property owned by Tenant located in or on the Leased Premises.  In the event that any or all of Tenant’s leasehold improvements, equipment, furniture, fixtures and personal property will be assessed and taxed with the Building, Tenant will pay to Landlord as additional Rent hereunder such taxes within 30 days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s property.

G.                                    If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Lease Term then and in that event, it is the intention of the parties hereto that the remainder of this Lease will not be affected thereby; and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there will be added as a part of this Lease a legal, valid and enforceable clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible.

H.                                   The captions of each paragraph are added as a matter of convenience only and will be considered to be of no effect in the construction of any provision or provisions of this Lease.

I.                                        Except as herein specifically set forth, all terms, conditions and covenants to be observed and performed by the parties hereto will be applicable to and binding upon their respective successors and assigns.

J.                                        Landlord and Tenant acknowledge and agree that they have not relied upon any statements, representations, agreements or warranties except such as are expressed in this Lease, and that no amendment or modification of this Lease will be valid or binding unless expressed in writing and executed by Landlord and Tenant in the same manner as the execution of this Lease.

K.                                   Time is of the essence hereof.  If the last day permitted for the performance of any act required or permitted under this Lease falls on a Saturday, Sunday or holiday, the time for such performance will be extended to the next succeeding business day.

L.                                     Any obligation of the Landlord or Tenant hereunder that is delayed or not performed due to acts of God, strike or labor troubles, unavailability of materials, inclement weather, lockouts, fuel or energy shortages, governmental restrictions, regulation, controls, actions or inaction, civil commotion, fire, national emergency, acts of war or terrorism, or any other reason beyond the reasonable control of Landlord or Tenant will not constitute a default hereunder and will be performed within a reasonable time after the end of such cause for delay or non-performance.

M.                                 The language in all parts of this Lease will be construed according to its normal and usual meaning and not strictly for or against either Landlord or Tenant.

N.                                    The respective parties hereto will and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Leased Premises, or any claim of injury or damage, or the enforcement of any remedy under any statute, emergency or otherwise.

O.                                    Landlord will have the right to add to the amount of any undisputed payment that is required to be made by Tenant and that is overdue by 30 days or more, a late charge equal to 5% of the amount due, and any failure by Tenant to pay such amount within 10 business days after demand by Landlord will be an additional Event of Default under this Lease.  This provision for a late charge will be in addition to all of Landlord’s other rights and remedies available under this Lease or at law.  Default interest will also accrue on all unpaid amounts under this Lease from the date due or incurred until paid at the rate of 10% per annum.

P.                                      In the event of any litigation between Landlord and Tenant, the prevailing party in such litigation will be entitled to an award of its reasonable attorneys’ fees and costs.

Q.                                    Tenant acknowledges that the attorneys at Sherman & Howard L.L.C. represent only Landlord in this transaction.  Tenant is advised to seek the advice of legal counsel in connection with this Lease and all matters subject to this Lease and the transactions contemplated hereunder.  Sherman & Howard L.L.C. does not represent Tenant in this transaction.

R.                                    Except for:  (a) each party’s attorneys and accountants and (b) any party to whom disclosure must be made as required by applicable law, regulations or securities rules, neither party will issue any press release or disclose any information to any third party pertaining to the transactions contemplated hereunder without the prior written approval of the other party, which will not be unreasonably withheld, conditioned or delayed.

S.                                      This Lease will be governed by and construed under the laws of Colorado.

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LANDLORD:		TENANT:

LIBERTY PROPERTY HOLDINGS, INC., a Delaware corporation		STARZ, LLC, a Delaware limited liability company

By:	/s/ Albert Rosenthaler	By:	Scott Macdonald
Its:	Senior Vice President	Its:	EVP and CFO

Address:	12300 Liberty Boulevard	Address:	8900 Liberty Circle
	Englewood, Colorado 80112		Englewood, Colorado 80112
	Attn: General Counsel		Attn: Chief Financial Officer

With a copy to:

		Address:	8900 Liberty Circle
Englewood, Colorado 80112
Attn: General Counsel

Starz Entertainment, LLC, signs this Lease for the
sole purpose of joining in the agreements and
Property Transfers set forth in Paragraph 30 above:

STARZ ENTERTAINMENT, LLC,
a Colorado limited liability company

By:	/s/ Scott Macdonald
Its:	EVP and CFO

Date: January 11, 2013

List of Omitted Exhibits and Schedules

The following exhibits to the Commercial Lease, dated as of January 11, 2013, by and among Liberty Property Holdings, Inc., Starz, LLC and, for the limited purposes stated therein, Starz Entertainment, LLC have not been provided herein:

Exhibit A-1: Description of Property

Exhibit A-2: Depiction of Property

Exhibit B: The Common Areas

Exhibit C: Disclosure

Exhibit D: The Exercise Facilities Premises

Exhibit E: Tenant’s Personal Property

Exhibit F: Example of Allocation of Taxes

Exhibit G: Landlord Service Premises

Exhibit H: Power Facility Maintenance Contracts

The Registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.

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